Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Amgen Retirement and Savings Plan (f/k/a Amgen Retirement and Savings Plan) of our reports dated February 14, 2017, with respect to the consolidated financial statements and schedule of Amgen Inc., and the effectiveness of internal control over financial reporting of Amgen Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Los Angeles, California

March 15, 2017